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                         AMES DEPARTMENT STORES, INC.
                         CONDENSED CASH FLOW
                         MANAGEMENT FORMAT
                         FISCAL 1997 PLAN
                         ($ 000's)
                                                                                                                  EXHIBIT 20
                                                                                                                  Page 3 of 3

                                                                 FOR MONTH ENDING
                         ---------------------------------------------------------------------------------------------------------
                         FEB     MAR     APR     MAY     JUN     JUL     AUG     SEP     OCT     NOV     DEC      JAN     TOTAL
Beg. cash & equivalents  $46,119 $19,415 $24,893 $27,136 $33,025 $28,018 $24,089 $31,972 $24,752 $25,726  $35,094 $85,499 $46,119

Cash generated from
  (used in) operations:
  Net income (loss)       (5,627) (1,953)    (59)  2,186   2,688    (325) (1,470)    (49)  2,771   8,403   28,440  (8,525) 26,480
  Noncash income tax
      expense (benefit)   (2,904) (1,008)    (30)  1,128   1,386    (168)   (759)    (25)  1,430   4,336   14,676  (4,397) 13,665
  Other                      358     477     442     513     669     579     624     758     659     679      802     814   7,374
                         ---------------------------------------------------------------------------------------------------------
Cash from operations:     (8,173) (2,484)    353   3,827   4,743      86  (1,605)    684   4,860  13,418   43,918 (12,108) 47,519

Changes in working capital:
  Inventory (inc) dec    (23,857)(38,723)(23,053)  8,235  26,347 (15,892)(38,766)(38,276)(35,641) 15,150  155,540 (12,120)(21,056)
  Trade pay inc (dec)     (1,336) 20,595   6,025  (3,869)(19,174) 18,476  32,269 (14,574) 48,955   8,233  (51,025)(15,748) 28,827
  All other               (8,892) (3,067) (1,118) (2,970)  2,356  (6,866)  1,216  (5,640)(12,958) (8,874)  46,695  (1,695) (1,813)
                         ---------------------------------------------------------------------------------------------------------
Net changes in work cap  (34,085)(21,195)(18,146)  1,396   9,529  (4,282) (5,281)(58,490)    356  14,509  151,210 (29,563)  5,958

Capital spending          (1,142) (3,143) (4,160) (3,532) (2,579) (3,929) (4,396) (2,672) (3,458) (2,774)  (2,829) (2,829)(37,443)

Other
  Borrow (pymts) - rev    25,000  35,000  25,000   5,000 (15,000)  5,000  20,000  55,000       - (15,000)(140,000)      -       -
  Pymts of cap leases       (225)   (225)   (225)   (225)   (225)   (225)   (225)   (225)   (225)   (225)    (225)   (225) (2,700)
  Pymts of long-term debt (7,500) (1,896)      -       -    (896)      -       -    (896)      -       -     (759)   (936)(12,883)
  Restruc pymnts & other    (579)   (579)   (579)   (577)   (579)   (579)   (610)   (621)   (559)   (560)    (910)   (559) (7,291)
                         ---------------------------------------------------------------------------------------------------------
Total Other               16,696  32,300  24,196   4,198 (16,700)  4,196  19,165  53,258    (784)(15,785)(141,894) (1,720)(22,874)
                         ---------------------------------------------------------------------------------------------------------
Inc (dec)in cash & equiv (26,704)  5,478   2,243   5,889  (5,007) (3,929)  7,883  (7,220)    974   9,368   50,405 (46,220) (6,840)
                         ---------------------------------------------------------------------------------------------------------
Ending cash & equiv      $19,415 $24,893 $27,136 $33,025 $28,018 $24,089 $31,972 $24,752 $25,726 $35,094  $85,499 $39,279 $39,279
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